Exhibit 10.3

EXECUTION VERSION

SETTLEMENT AND NON-COMPETITION AGREEMENT

This Settlement and Non-Competition Agreement (the “Agreement”) is entered into as of January 9, 2025 by and among Charles D. Hangen (the “Executive”), ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”), CNB Financial Corporation, a Pennsylvania corporation (the “Company”), and ESSA Bank & Trust, a wholly-owned subsidiary of ESSA (“ESSA Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, CNB Financial Corporation, a Pennsylvania Corporation, CNB Bank, a Pennsylvania-chartered nonmember bank and wholly-owned subsidiary of CNB Financial Corporation, ESSA Bancorp, Inc. a Pennsylvania Corporation, and ESSA Bank & Trust, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of ESSA Bancorp, Inc., are entering into an Agreement and Plan of Merger, dated as of January 9, 2025 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the Company, ESSA, ESSA Bank and the Executive desire to enter into this Agreement, which shall supersede in its entirety the Amended and Restated Employment Agreement by and among ESSA, ESSA Bank and the Executive, dated January 3, 2022, as amended (the “Employment Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, the Company, ESSA and ESSA Bank agree as follows:

1. Cancellation of Employment Agreement. Effective as of the Effective Time of the Merger, the Employment Agreement shall be cancelled in its entirety and the parties thereto shall have no further rights or obligations thereunder. In the event that the Merger Agreement is terminated or otherwise cancelled, this Agreement will be null and void ab initio, and the Employment Agreement will remain in full force and effect in accordance with its terms.

2. Cash Payment. Provided the Executive has remained employed with ESSA and ESSA Bank to and including the Closing Date and provided that the Executive has executed the release substantially in the form attached hereto as Exhibit A at least seven (7) days prior to the Closing Date (and any revocation period has elapsed), in exchange for the termination of the Employment Agreement and in accordance with Section 4 of the Employment Agreement, and in further consideration for the post-employment restrictions in Section 5 of this Agreement, ESSA Bank shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to an estimated $1,559,934, less applicable tax withholdings (the “Cash Payment”). For the avoidance of doubt, the Cash Payment includes amounts satisfying the obligation to provide the benefits coverage set forth in Section 4(d) of the Employment Agreement. The amount of the Cash Payment will be recalculated to reflect the updated actuarial value for the additional years of service under the ESSA Bank and Trust Pension Plan (the “Pension Plan”) as of the Closing Date as if the Pension Plan were no longer frozen to benefit accruals. The Cash Payment shall be paid to the Executive on or immediately prior to the Closing Date. The Cash Payment shall be further reduced pursuant to Section 6 of this Agreement as may be needed.

3. Termination of Employment. Without further action by either party, the Executive’s employment shall automatically terminate on the two (2) week anniversary of the Closing Date.

4. Complete Satisfaction. The Executive agrees that the full payment of the Cash Payment, as determined in accordance with Section 2 of this Agreement, shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreement.

5. Non-Competition and Non-Solicitation Restrictions.

(a) In exchange for the payment of the Cash Payment, the Executive hereby covenants and agrees that, for a period of six months following his termination of employment with ESSA and ESSA Bank, he shall not, without the written consent of ESSA or ESSA Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of ESSA or ESSA Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of ESSA, ESSA Bank, or any of their affiliates or has headquarters or offices within 50 miles of the locations in which ESSA, ESSA Bank or their affiliates have business operations or has filed an application for regulatory approval to establish an office;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with ESSA, ESSA Bank or their affiliates in the same geographic locations where ESSA, ESSA Bank or their affiliates have material business interests; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the ESSA, ESSA Bank or their affiliates to terminate an existing business or commercial relationship with ESSA, ESSA Bank or their affiliates.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Employer and/or its affiliates, as may reasonably be required by the Employer and/or its affiliates, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Employer, or any of its affiliates.

6. Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Cash Payment contained in Section 2 of this Agreement provided for in this Agreement, together with any other payments which the Executive has the right to receive from ESSA, ESSA Bank, and the Company, or any corporation which is a member of an “affiliated group” (as defined in IRC Section 1504(a), without regard to IRC Section 1504(b)) of which ESSA, ESSA Bank, and the Company is a member, would constitute an “excess parachute payment” (as defined in IRC Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by IRC Section 4999. Any determination required under this Section 6 shall be made by ESSA, ESSA Bank, and the Company and their respective tax advisors, whose determination shall be conclusive and binding upon the Executive.

7. IRC Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Section 409A of the IRC and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment, as used in this Agreement, shall mean a Separation from Service within the meaning of Section 409A of the IRC.

8. General.

8.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns and legal representatives, including, for the avoidance of doubt, CNB Bank as the successor of ESSA Bank following the Bank Merger.

8.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

8.3 Withholdings. ESSA, ESSA Bank, and the Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

8.4 Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

8.5 Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, ESSA, ESSA Bank and the Company have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE

/s/ Charles D. Hangen
Charles D. Hangen

ESSA BANCORP, INC.

By:	/s/ Gary S. Olson
Name: Gary S. Olson
Title: President and Chief Executive Officer

ESSA BANK & TRUST

By:	/s/ Gary S. Olson
Name: Gary S. Olson
Title: President and Chief Executive Officer

CNB FINANCIAL CORPORATION

By:	/s/ Michael D. Peduzzi
Name: Michael D. Peduzzi
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

Exhibit A

General Release of Claims

I understand that if I execute this General Release of Claims (this “Release”) and allow it to become effective, and otherwise comply with the terms of the Settlement and Non-Competition Agreement to which this Release is attached (the “Settlement Agreement”), ESSA Bank & Trust (“ESSA Bank”), a wholly-owned subsidiary of ESSA Bancorp, Inc. (“ESSA”) will pay me (or cause me to be paid) the Cash Payment as defined in the Settlement Agreement. Capitalized terms not defined herein shall be defined as in the Settlement Agreement. In consideration of the Cash Payment, I agree to the following:

On behalf of myself and my representatives, agents, heirs, executors, administrators, successors and assigns, I release and forever discharge the Company, ESSA, and ESSA Bank and each of their respective past, present, or future parents, subsidiaries, affiliates, and related entities, and all of their respective predecessors, successors, assigns, representatives, agents, counsel, insurers, members, officers, trustees, directors and employees (whether past, present or future) (all of the foregoing collectively, are referred to as the “Releasees”) from any and all claims, complaints, causes of action, demands, damages and suits that I have or may have for any reason whatsoever, in law or in equity, against any one or more of the Releasees arising out of or in connection with any event, transaction or matter occurring or existing on or before the date I execute this Release, whether based upon statutory claim, common law, contract (including but not limited to the Employment Agreement and any other employment-related agreement), tort, public policy or other basis, whether known or unknown, direct or indirect, absolute or contingent, including without limitation any claims arising under or related to any federal, state, local or other law or ordinance concerning civil rights, discrimination, retaliation, labor, employment or other matter, any claims related to my employment and any claims for attorneys’ fees, wages, salary, severance, bonus(es), compensation, other sums of money or payments, leave, benefits or any other obligation or liability whatsoever. I acknowledge that whether or not I execute this Release, the Company, ESSA and ESSA Bank have each paid me all compensation owed to me through the date I sign this Release other than the Cash Payment. I acknowledge and agree that the Cash Payment is sufficient consideration for the Release and I am not entitled to the Cash Payment if I do not sign the Release or allow it to become effective.

I understand that this is a GENERAL RELEASE and intend that it shall discharge the Releasees to the maximum extent permitted by law. For example, this Release waives any claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VI of the Civil Rights Act, Title VII of the Civil Rights Act, Title IX of the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Act, all as amended, and any similar state, county or city ordinances. I represent that I have not filed, and agree not to file, any lawsuit or other action seeking monetary or other relief for me based on any claims lawfully released in this Agreement.

This Release does not limit any right to the extent it cannot be limited by private agreement. For example, this Release does not prohibit me from challenging its validity, or seeking unemployment compensation or workers’ compensation benefits, or from filing a charge with, providing information to, or participating in an investigation or proceeding conducted by a government agency (such as the Equal Employment Opportunity Commission or the U.S. Securities and Exchange Commission) authorized to enforce laws against unlawful conduct, but it does prohibit me from seeking, recovering, or accepting monetary payments or individual relief for me connected to any such agency or other action related to claims that are lawfully released in this Release. To the maximum extent permitted by law, I waive any and all rights to recover and will not accept, any monetary or other relief for me concerning the claims lawfully released in this Agreement.

This Release is governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.

I acknowledge that I have been given at least forty-five (45) calendar days from the date I received this Release to consider, execute, and return it to Tom Grayuski, Senior Vice President, Chief Human Resources Officer at ESSA Bank & Trust, 200 Palmer Street, Stroudsburg, PA 18360, and that I must sign it as of the eighth (8th) day prior to the Closing Date, which is currently anticipated to be [INSERT] (the “Required Execution Date”). I will be provided with the final Required Execution Date once the Closing Date is finalized and at least ten days prior to the Closing Date. I acknowledge that I am advised herein to consult an attorney about this Release prior to executing it. I acknowledge and fully understand that I am not entitled to Cash Payment from the Company unless I sign this Release as of the Required Execution Date, provided that this Release is provided to me at least ten days prior to the Closing Date, and I do not revoke this Release. For a period of seven (7) calendar days following my execution of this Release, I may revoke this Release by delivering a written notice of such revocation to Tom Grayuski, Senior Vice President, Chief Human Resources Officer at ESSA Bank & Trust, 200 Palmer Street, Stroudsburg, PA 18360 , whose contact information is listed above, in which case this Release shall be null and void and of no force or effect on either me or the Company, and I will not receive any Cash Payment. This Release will not become effective or enforceable, and I will not be eligible to receive the Cash Payment, until this seven (7) day revocation period expires without me revoking this Release (the next day after such period expires is the “Effective Date”). I also acknowledge that a) the Required Execution Date is at least forty-five (45) days following my receipt of this Release and b) I have also received an “Age Discrimination in Employment Act Disclosure,” attached as Exhibit I, that contains information regarding (i) any class, unit, or group of individuals covered by the Company’s reduction-in-force program that includes my termination of employment (the “Program”), any eligibility factors for the Program, and any time limits applicable to the Program; and (ii) the job titles and ages of all individuals selected for the Program, and the ages of all individuals in the same job classification or organizational unit who are not selected for the Program.

I acknowledge that at the time I sign this Release, I have returned or will return upon my termination date, to the Company all of its equipment, property, and files in my possession, custody, or control, including but not limited to all files and documents (whether in paper or other tangible form, or in electronic form), provided that I may retain my own personal compensation, financial, and benefits information.

By signing this Release, I acknowledge that I have had the opportunity to consult with an attorney should I choose to do so, that I fully understand the terms of this Release and that I voluntarily agree to them without coercion, duress, or undue influence. If I agree to the terms of this Release, I will return the executed Release to Tom Grayuski, Senior Vice President, Chief Human Resources Officer at ESSA Bank & Trust as described above.

Date	Charles D. Hangen

Employee Signature

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